Exhibit 99(a)(1)(C)

May 21, 2018

THIS IS NOTIFICATION OF THE QUARTERLY SHARE REPURCHASE OFFER
FOR THE QUARTER ENDED MARCH 31, 2018

PLEASE DISREGARD THIS NOTICE IF YOU HAVE NO DESIRE TO SELL
ANY OF YOUR SHARES AT $9.24 PER SHARE

Dear Shareholder:

We have sent this letter to you to announce the quarterly share repurchase offer by Corporate Capital Trust II (the “Company”). The purpose of this Offer (as defined below) is to provide limited liquidity to holders of our common shares of beneficial interests by offering to repurchase certain of those shares at $9.24 per share. The Offer, proration period and withdrawal rights will expire at 4:00 p.m., Eastern Time, on June 28, 2018, unless the offer is extended.

Please read the following pages and the Share Repurchase Package carefully as they contain important information about the Offer. If you would like to tender a portion or all of your shares at $9.24 per share, you must request a copy of the Offer to Purchase, the Letter of Transmittal and other Offer documents (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). The Share Repurchase Package is filed with the Securities and Exchange Commission and may be obtained free of charge at www.sec.gov. Additionally, requests for the Share Repurchase Package may be directed to the Company or Transfer Agent as follows:

Toll-Free Number	(877) 628-8575
For delivery by regular mail	Corporate Capital Trust II c/o DST Systems, Inc. P.O. Box 219984 Kansas City, Missouri 64121-9984
For delivery by registered, certified or express mail, by overnight courier or by personal delivery	Corporate Capital Trust II c/o DST Systems, Inc. 430 W. 7th Street, Ste. 219984 Kansas City, Missouri 64105-1407

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (“BOARD”), NOR FS/KKR ADVISOR, LLC (THE “ADVISOR”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISOR AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER.

SHAREHOLDERS MAY CONTACT THEIR FINANCIAL ADVISOR, BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE FOR ASSISTANCE CONCERNING THE OFFER.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer (as defined below) is made solely by the Offer to Purchase, dated May 21, 2018, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of our common shares of beneficial interest in any jurisdiction in which the making or acceptance or offers to sell shares would not be in compliance with the laws of that jurisdiction.

SHARE REPURCHASE TERMS

Corporate Capital Trust II, an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and was formed as a Delaware statutory trust (the “Company,” “we,” “us,” “our”) is offering to purchase up to 284,984 shares of our issued and outstanding common shares of beneficial interest (the “Shares”) upon the terms and subject to the conditions described in the Offer to Purchase dated May 21, 2018 (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”). The Offer has been approved by our Board of Trustees (the “Board”).

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a price equal to $9.24 per Share (the “Purchase Price”). The Company will purchase, at $9.24 per share, all Shares properly tendered and not properly withdrawn prior to the Expiration Date (as defined below), upon the terms and subject to the conditions of the Offer, including the proration provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the Purchase Price for the Shares, regardless of any delay in making payment, nor will you be entitled to distributions on record dates that occur on or after the date that Company accepts your shares for purchase.

The term “Expiration Date” means 4:00 p.m., Eastern Time, on June 28, 2018, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire.

For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered (and not properly withdrawn), only when, and if the Company gives oral or written notice to DST Systems, Inc., the depositary and transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer. The Company will make payment for Shares tendered and accepted for payment under the Offer only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing original signature(s) (or a copy thereof) and any required signature guarantee(s), and (ii) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker, dealer or other institution for processing the tender requested.

Upon the terms and subject to the conditions of the Offer, if more than 284,984 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a pro rata basis from all shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date.

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares. The Company also expressly reserves the right to terminate the Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to the Offer by making a public announcement of the termination or amendment in accordance with applicable law. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRWeb, Marketwire or another comparable service.

Generally, the receipt of cash from the Company in exchange for a shareholder’s Shares will be a taxable event for the shareholder for U.S. federal income tax purposes. The receipt of cash for a shareholder’s Shares generally will be treated for U.S. federal income tax purposes either as: (1) a sale or exchange eligible for gain or loss treatment, or (2) a distribution in respect of share from the Company, as described in Section 13 of the Offer to Purchase.

Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time until July 26, 2018. A letter of instruction providing notice of withdrawal of tendered Shares must specify the name(s) of the person(s) having tendered the Shares, the number of Shares to be withdrawn or if all tendered Shares are being withdrawn, the shareholder’s Social Security or Tax ID Number, and must be signed by the Shareholder. For such withdrawal to be effective, a letter of instruction providing notice of withdrawal of tendered Shares must be timely received by us via mail, courier, facsimile or personal delivery at the address set forth thereon.

The Company will determine, in its sole discretion, all questions as to the form and validity of any Letter of Transmittal or letter of instruction providing notice of withdrawal of previously tendered Shares, including the time of receipt, and such determination will be final and binding, subject to a shareholder’s right to challenge the Company’s determination in a court of competent jurisdiction. FS/KKR Advisor, LLC, as Administrator for the Company, will not be under any duty to give notification of any defects or irregularities in any Letter of Transmittal or Notice of Withdrawal of Tendered Shares, or incur any liability for failure to give any such notification.

The purpose of the Offer is to provide limited liquidity to our shareholders, because there is otherwise no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers, for approximately 2.5% of our weighted average number of outstanding shares for the trailing four quarters. We will repurchase tender shares to allow our shareholders to tender their Shares at a price based upon our net asset value per Share as of the end of our most recent fiscal quarter prior to the date of repurchase. Our repurchase program recognizes that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event.” A liquidity event could include: (i) a listing of our shares on a national securities exchange; (ii) a merger or another transaction approved by our Board in which our shareholders will receive cash or shares of a listed company, or (iii) a sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our Board will consider in determining whether to pursue a liquidity event. The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

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